Capital Automotive REIT

Press Release

Entities Advised By DRA Advisors LLC Complete Acquisition of Capital Automotive REIT

MCLEAN, Va., December 16, 2005 -- Capital Automotive REIT (Nasdaq: CARS) (the “Company”) today announced that it has completed its previously announced merger with Flag Fund V LLC and other entities advised by DRA Advisors LLC, pursuant to which CA Acquisition REIT, a wholly-owned subsidiary of Flag Fund V LLC, merged with and into Capital Automotive REIT, with Capital Automotive REIT continuing as the surviving REIT, with all of its common shares owned by Flag Fund V LLC. Under the terms of the merger agreement, holders of Capital Automotive REIT’s common shares will receive $38.75 in cash, without interest, for each share held. Blank Rome LLP and Dewey Ballantine LLP provided legal counsel to DRA Advisors LLC. Latham & Watkins LLP and Pillsbury Winthrop Shaw Pittman LLP provided legal counsel to Capital Automotive REIT.

Lehman Brothers acted as the lead arranger and sole bookrunning manager for the $2.2 billion new senior secured credit facility of the Company’s subsidiary, Capital Automotive L.P. Bank of America and Wachovia Bank acted as co-syndication agents for the facility.

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust. The Company’s primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company's website at http://www.capitalautomotive.com.

About DRA Advisors LLC

DRA Advisors LLC is a New York-based registered investment advisor specializing in real estate investment management services for institutional and private investors, including pension funds, university endowments, foundations and insurance companies. Founded in 1986, the firm currently manages $8.0 billion in assets. Additional information about DRA can be found on its website at http://www.draadvisors.com.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
CARS Real Estate Services, Inc.
703.394.1302